                                                  RULE NO. 424(b)(3)
                                                  REGISTRATION NO. 33-61957
                                                                  333-70187
                                                                  333-70187-01
                                                                  333-70187-02
                                                                  333-70187-03
                                                                  333-70187-04

                             Prospectus Supplement
                     To prospectus dated February 4, 1999

                                 $895,000,000
                      The Bank of New York Company, Inc.
                       Senior Medium-Term Notes Series C
                Senior Subordinated Medium-Term Notes Series D
                  Due Nine Months or More from Date of Issue
                           -------------------------
                                 Terms of Sale


  We may offer from time to time up to an aggregate initial public offering price of $895,000,000 (or the equivalent thereof in foreign currencies or composite currencies, including Euros) of our Medium-Term Note securities as a class of our debt securities entitled either Senior Medium-Term Notes Series C (the "Senior Notes") or Senior Subordinated Medium-Term Notes Series D (the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes"). Each Note will include the following terms, unless different terms are described in the applicable pricing supplement:

 .  A stated maturity date from nine months or longer from the date of issue.

 . Payment of principal of and interest on the Senior Notes will be senior to the Senior Subordinated Notes.

 . Payment of principal of the Senior Subordinated Notes may be accelerated only in the case of our bankruptcy, insolvency or reorganization, and there is no right of acceleration of this payment upon a payment default on these Notes or in the performance of any of our other covenants in the related indenture.

 . Interest payments on fixed rate Notes on the 15th day of each month during the term of the Notes and at maturity.

 .  Interest payments on floating rate Notes on a monthly, quarterly, semi-annual or annual basis.
 . Redemption or repayment provisions, whether mandatory, at our option, at the option of the holders or none at all.

 .  Minimum denominations of $1,000 or integral multiples of $1,000.

 .  Book-entry through The Depository Trust Company.

 . Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread or multiplied by a spread multiplier:

 .  Commercial paper rate
 .  LIBOR
 .  Treasury rate
 .  CD rate
 .  Federal funds rate
 .  Prime rate
 .  CMT rate
 .  Eleventh district cost of funds rate
 . such other interest rate formula as may be specified in the applicable pricing supplement.

 .  Whether a Floating Rate Note is a Regular Floating Rate Note, a Floating
   Rate/Fixed Rate Note or an Inverse Floating Terms of Sale Rate Note.

                           -------------------------

   See "Risk Factors" beginning on page 1 to read about factors you should consider before investing in any Notes.

  We will specify final terms for each Note in the applicable pricing supplement, which may be different from the terms described in this prospectus supplement. If the Notes are to be denominated in a foreign currency, then certain provisions with respect thereto will be set forth in a foreign currency supplement and the applicable pricing supplement.

  The Notes are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

  We may sell the Notes to the Agents as principals for resale at varying or fixed offering prices or through the Agents as agents using their best efforts on our behalf. Unless otherwise specified in the applicable pricing supplement, the price to the public for the Notes will be 100% of their principal amount. If we sell all of the Notes, we expect to receive proceeds of between $868,150,000 and $893,881,250 after paying the Agents' discounts and commissions of between $1,118,750 and $26,850,000 and before deducting expenses payable by us. We may also sell the Notes directly to investors and other purchasers on our own behalf where we are authorized to do so.

Goldman, Sachs & Co.
          Merrill Lynch & Co.
                    Morgan Stanley Dean Witter
                              PaineWebber Incorporated
                                      Salomon Smith Barney
                                                       BNY Capital Markets, Inc.

            The date of this prospectus supplement is July 30, 1999

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                                                            Page
                                                                                                                            ----
     RISK FACTORS.................................................................................                             1
       Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You..                             1
       The Unavailability of Currencies Could Result in a Substantial Loss to You.................                             1
       Judgments in a Foreign Currency Could Result in a Substantial Loss to You..................                             2
     THE COMPANY..................................................................................                             3
     CERTAIN REGULATORY CONSIDERATIONS............................................................                             4
       Dividends..................................................................................                             4
       Capital Adequacy...........................................................................                             4
       FDICIA.....................................................................................                             4
       Transactions with Affiliates...............................................................                             5
       Proposed Legislation.......................................................................                             6
     EUROPEAN MONETARY UNION......................................................................                             7
     DESCRIPTION OF MEDIUM-TERM NOTES.............................................................                             8
       General....................................................................................                             8
       Paying Agent, Registrar and Transfer Agent.................................................                            10
       Optional Redemption and Optional Repayment.................................................                            10
       Fixed Rate Notes...........................................................................                            11
       Floating Rate Notes........................................................................                            12
       Renewable Notes............................................................................                            21
       Extendible Notes...........................................................................                            21
       Amortizing Notes...........................................................................                            22
       Other Provisions; Addendum.................................................................                            23
     GOVERNING LAW................................................................................                            23
     CERTAIN UNITED STATES FEDERAL INCOME TAXATION CONSEQUENCES...................................                            24
       U.S. Holders...............................................................................                            24
       Non-U.S. Holders...........................................................................                            29
       Backup Withholding.........................................................................                            29
     PLAN OF DISTRIBUTION OF MEDIUM-TERM NOTES....................................................                            31
     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES.............................................                            32
     EXPERTS......................................................................................                            32
     LEGAL OPINIONS...............................................................................                            32

                                   PROSPECTUS
     SUMMARY........................................................   1
     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
      FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS.......   2
     WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY
      AND THE BNY TRUSTS............................................   2
     THE COMPANY....................................................   4
     THE BNY TRUSTS.................................................   4
     CERTAIN REGULATORY CONSIDERATIONS..............................   6
     USE OF PROCEEDS................................................   9
     CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
      FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS.......  10
     DESCRIPTION OF SENIOR DEBT SECURITIES AND SENIOR SUBORDINATED
      DEBT SECURITIES...............................................  11
     DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES.............  24
     DESCRIPTION OF TRUST PREFERRED SECURITIES......................  37
     DESCRIPTION OF GUARANTEES......................................  47
     RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE
      CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES, THE
      EXPENSE AGREEMENT AND THE GUARANTEES..........................  50
     DESCRIPTION OF PREFERRED STOCK.................................  52
     DESCRIPTION OF DEPOSITARY SHARES...............................  55
     DESCRIPTION OF COMMON STOCK....................................  59
     DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS.................  60
     BOOK-ENTRY ISSUANCE............................................  61
     VALIDITY OF SECURITIES.........................................  65
     EXPERTS........................................................  65
     PLAN OF DISTRIBUTION...........................................  65

  You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the prospectus and the applicable pricing supplement. We have not, and the Agents have not, authorized anyone else to provide you with different information. We are not, and the Agents are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the prospectus is accurate as of any date other than the date on the front of this prospectus supplement or that the information incorporated by reference is accurate as of any date other than the date on the front of those documents.

                                  RISK FACTORS

Changes in Exchange Rates and Exchange Controls Could Result in a Substantial Loss to You

  An investment in foreign currency Notes, which are Notes denominated in a currency other than U.S. dollars, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars.

  Such risks include, but are not limited to:

 . the possibility of significant market changes in rates of exchange between U.S. dollars and such specified currency;

 .  the possibility of significant changes in rates of exchange between U.S.
   dollars and the specified currency resulting from official redenomination relating to such specified currency; and

  Such risks generally depend on factors over which we have no control and that cannot be readily foreseen. These include:

 . the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments;

 .  economic events;

 .  political events; and

 .  the supply of, and demand for, the relevant currencies.

  In recent years, rates of exchange between the U.S. dollar and some foreign currencies in which the Notes may be denominated, and between these foreign currencies and other foreign currencies, have been volatile. This volatility may be expected in the future. Fluctuations that have occurred in any particular exchange rate in the past are not necessarily indicative of fluctuations that may occur in the rate during the term of any foreign currency Note. Depreciation of the specified currency of a foreign currency Note against U.S. dollars would result in a decrease in the effective yield of such foreign currency Note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium or interest on a foreign currency Note. Such exchange controls may restrict or prohibit payments of principal, any premium or interest denominated in any such specified currency.

  Even if there are no actual exchange controls, it is possible that such specified currency would not be available to us when payments on such Notes are due because of circumstances beyond our control. In this event, we will make required payments in U.S. dollars on the basis described in this prospectus supplement. You should consult your own financial and legal advisors as to the risks of an investment in Notes denominated in a currency other than U.S. dollars. See " -- The Unavailability of Currencies Could Result in a Substantial Loss to You" and "Description of the Notes -- General" below.

  The information set forth in this prospectus supplement is directed to prospective purchasers of Notes who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of other countries regarding any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest on, Notes.

  Such persons should consult their advisors with regard to these matters. Any pricing supplement relating to Notes having a specified currency other than U.S. dollars will contain a description of any material exchange controls affecting such currency and any other required information concerning such currency.

The Unavailability of Currencies Could Result in a Substantial Loss to You

  Except as set forth below, if payment on a Note is required to be made in a specified currency other than U.S. dollars and such currency is --

 . unavailable due to the imposition of exchange controls or other circumstances beyond our control;

 .  no longer used by the government of the country issuing such currency; or

 . no longer used for the settlement of transactions by public institutions of the international banking community

-- then all payments on such Note shall be made in U.S. dollars until such currency is again available or so used. The amounts so payable on any date in such currency shall be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment on such Note made under such circumstances in U.S. dollars will not constitute an event of default under the indenture under which such Note shall have been issued.

  If the specified currency of a Note is officially redenominated, other than as a result of European Monetary Union, such as by an official redenomination of any such specified currency that is a composite currency, then our payment obligations on such Note will be the amount of redenominated currency that represents the amount of our obligations immediately before the redenomination. The Notes will not provide for any adjustment to any amount payable under such Notes as a result of :

 . any change in the value of the specified currency of such Notes relativeto any other currency due solely to fluctuations in exchange rates; or

 . any redenomination of any component currency of any composite currency,unless such composite currency is itself officially redenominated.

  For a description of European Monetary Union, see "European Monetary Union" below and any disclosure on European Monetary Union in the applicable pricing supplement.

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar-denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a currency other than U.S. dollars may be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

Judgments in a Foreign Currency Could Result in a Substantial Loss to You

  The Notes will be governed by, and construed in accordance with, the law of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

                                  THE COMPANY

  The Bank of New York Company, Inc., a New York corporation (the "Company"), is a bank holding company subject to the Bank Holding Company Act of 1956. Our principal wholly-owned banking subsidiary is The Bank of New York (the "Bank"). We provide a complete range of banking and other financial services to corporations and individuals worldwide through our core businesses: Corporate Banking, Retail Banking, Securities and Other Processing, Trust, Investment Management and Private Banking and Financial Market Services.

  The Bank, which was founded in 1784, was New York's first bank and is the oldest bank in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

  We have our principal offices at One Wall Street, New York, New York 10286 (telephone: 212-495-1784).

  Our principal asset and source of income is our investment in the Bank. We are a legal entity separate and distinct from the Bank and its other subsidiaries. There are various legal limitations on the extent to which the Bank and the other subsidiaries can finance or otherwise supply funds to us and certain of our affiliates. See "Certain Regulatory Considerations."

                       CERTAIN REGULATORY CONSIDERATIONS

Dividends

  The Bank is subject to dividend limitations under the Federal Reserve Act and the New York Banking Law. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the net profits of the bank declaring the dividend for such year combined with retained net profits for the prior two years. Also, the Bank is prohibited from paying a dividend in an amount greater than "undivided profits then on hand."

  Under the first of these two standards, at June 30, 1999 the Bank could declare dividends of approximately $1,636 million. As of June 30, 1999, the second standard was less restrictive than the first.

  In addition to these statutory tests, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") which is the Bank's primary federal regulator, could prohibit a dividend if it determined that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations.

  Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has indicated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In the six-months ended June 30, 1999, the Company's net income available to common stockholders was $639 million and it paid common stock dividends totaling $212 million.

Capital Adequacy

  The Federal bank regulators have adopted risk-based capital guidelines for bank holding companies and banks. The minimum ratio of qualifying total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items) is 8%. At least half of Total Capital is to be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests and, for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less most intangibles including goodwill ("Tier 1 Capital"). The remainder ("Tier 2 Capital") may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and the loan and lease loss allowance. In computing compliance with these tests, the regulators take into account interest rate exposure and other market risk.

  In addition, the Federal Reserve Board has established guidelines for minimum ratios of Tier 1 Capital to average total assets ("Leverage Ratio") for bank holding companies and banks. The Federal Reserve Board's guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies and banks that meet certain specified criteria, including those having the highest regulatory rating. All other banking organizations will be required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. As of June 30, 1999, the Federal Reserve Board has not advised the Company of any specific minimum Leverage Ratio applicable to it.

  Most banks and bank holding companies, including the Company and the Bank, operate with capital ratios substantially above the regulatory minimums.

FDICIA

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, requires federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions (such as the Bank) that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. Under applicable regulations, an FDIC-insured bank is deemed to be:

 .  well capitalized if it maintains a Leverage Ratio of at least 5%, a Tier 1
   Capital ratio of at least 6% and a Total Capital ratio of at least 10% and is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific level for any capital measure;

 . adequately capitalized if it maintains a Leverage Ratio of at least 4% (or a Leverage Ratio of at least 3% if it is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), a Tier 1 Capital ratio of 4% and a Total Capital ratio of at least 8% and it is not defined to be well capitalized but meets all of its minimum capital requirements;

 .  undercapitalized if it has a Leverage Ratio of less than 4% (or a Leverage
   Ratio that is less than 3% if it is rated composite 1 in its most recent report of examination, subject to appropriate federal banking agency guidelines), a Tier 1 Capital ratio less than 4% and a Total Capital ratio less than 10% and it does not meet the definition of a significantly undercapitalized or critically undercapitalized institution;

 . significantly undercapitalized if it has a Leverage Ratio of less than 3%, a Tier 1 Capital ratio of less than 3% and a Total Capital ratio of less than 10% and it does not meet the definition of critically undercapitalized; and

 . critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets.

    A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the capital category in which an institution is classified.

    FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it became undercapitalized and the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

    Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator. A depository institution that is not well capitalized is subject to certain limitations on brokered deposits.

    At June 30, 1999, the Bank was well capitalized. At June 30, 1999, the Bank had a Leverage Ratio of 7.75%, a risk-based Total Capital ratio of 10.71% and a risk-based Tier 1 Capital ratio of 7.69%.
  Transactions with Affiliates

  Transactions with Affiliates

    The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by the Company's insured bank subsidiaries to the Company and, with certain exceptions, its nonbank affiliates; also, there are restrictions on the amounts of investment by such banks in stock and other securities of the Company and such affiliates, and restrictions on the acceptance of their securities as collateral for loans by such banks. Extensions of credit by insured bank subsidiaries to each of the Company and such affiliates are limited to 10% of such bank subsidiary's capital and surplus, and in the aggregate for the Company and all such affiliates to 20%.

Proposed Legislation

  Various bills have been introduced into the United States Congress that would revise the current limitations on affiliations between banks and securities companies, insurance companies and (generally to a limited extent) other companies. Other proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon its financial condition or results of operations.

                            EUROPEAN MONETARY UNION

  The foreign currencies in which Notes may be denominated or by which amounts due on the Notes may be calculated could be issued by countries participating in Stage III of the European Economic and Monetary Union.

  Stage III began on January 1, 1999 for the eleven participating member states of the European Union that satisfied the economic convergence criteria in the Treaty on European Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. Other member states of the European Union may become participating member states after January 1, 1999.

  Stage III includes the introduction of the Euro, which, along with the present national currency of each participating member state, is legal tender in the participating member states. It is currently anticipated that on and after January 1, 2002, the national currencies of participating member states will cease to exist and the sole legal tender in such states will be the Euro. The European Union has adopted regulations providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, and may adopt additional regulations or legislation in the future relating to the Euro. It is anticipated that these regulations or legislation will be supplemented by legislation of the individual member states.

  Pursuant to European Council Regulation No. 2866/98 of December 31, 1998, one Euro equals:

 .  13.7603 Austrian schillings                  .  1,936.27 Italian lire
 .  40.3399 Belgian francs                       .  40.3399 Luxembourg francs
 .  5.94573 Finnish marks                        .  2.20371 Dutch guilders
 .  6.55957 French francs                        .  200.482 Portuguese escudos or
 .  1.95583 German marks                         .  166.386 Spanish pesetas.
 .  0.787564 Irish pounds

                        DESCRIPTION OF MEDIUM-TERM NOTES

General

  The Company will issue the Senior Notes under an Indenture, dated as of July 18, 1991 (the "Senior Indenture") between the Company and Bankers Trust Company, as Trustee (the "Senior Trustee"). The Company will issue the Senior Subordinated Notes under an Indenture, dated as of October 1, 1993 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures") between the Company and Chase Manhattan Trust Company National Association, as Trustee (the "Senior Subordinated Trustee"). The prospectus briefly outlines some of the provisions of the Indentures. If you would like more information about the Indentures, you should review them as filed with the SEC. See "Where You Can Find More Information" in the prospectus on how to locate the Indentures.

  We provide information to you about the Notes in three separate documents. The first document is the prospectus, dated February 4, 1999, which provides general information concerning the Notes, some of which may not apply to a particular Note. The second document is this prospectus supplement, which also provides additional information about the Notes to supplement or replace, to the extent inconsistent, the description in the prospectus. The third document is the pricing supplement, which will provide final details about the terms of a specific Note and is filed with the SEC about the time that the Note is sold.

  This prospectus supplement includes summaries of the Notes and the Indentures. If the information in this prospectus supplement differs from the information in the Notes or the Indentures, you should in all cases rely on the information in the Notes and the Indentures.

  The Notes will be either Senior Notes or Senior Subordinated Notes (referred to in the accompanying prospectus as the "Senior Debt Securities" and the "Senior Subordinated Debt Securities," respectively). The Senior Notes and the Senior Subordinated Notes are each a single series of securities under the Indenture pursuant to which they will be issued. The Notes are currently limited up to $895,000,000 aggregate initial public offering price. The Indentures do not limit the amount of additional debt securities that we may issue in the future under the Indentures.

  Each Indenture provides that we may issue debt securities in one or more series up to the aggregate principal amount authorized by us from time to time. Each series of debt securities, and each specific Note or other debt security of a series, may differ as to its terms and the debt securities and any series of debt securities need not be issued at the same time. A series of debt securities may be reopened in order to issue additional debt securities of that series or to establish additional terms for such series. We may also offer other series of our Senior Medium-Term Notes or Senior Subordinated Medium-Term Notes with different interest rates and variable terms; however, such offers may depend upon the aggregate principal amount subject to purchase in any single transaction.

  The Senior Notes will be unsecured and will rank equally with other unsubordinated indebtedness of the Company. The Senior Subordinated Notes will be unsecured and subordinated to Senior Indebtedness of the Company as described in the prospectus under "Description of Senior Debt Securities and Senior Subordinated Debt Securities--Subordination of Senior Subordinated Debt Securities."

  Indebtedness of the Company senior to the Senior Subordinated Notes, at June 30, 1999, totaled approximately $2.3 billion. The Indentures do not limit or prohibit the incurrence of additional Senior Indebtedness. See "Description of Senior Debt Securities and Senior Subordinated Debt Securities--Subordination of Subordinated Debt Securities" in the prospectus.

  Payment of the principal of the Senior Subordinated Notes may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. As a holder of a Note, you do not have a right to accelerate the payment of principal on the Senior Subordinated Notes if there is a default in the payment of principal of or interest on such Notes or in our performance of any covenant contained in the Senior Subordinated Indenture. See "Description of Senior Debt Securities and Senior Subordinated Debt Securities--Defaults--The Senior Subordinated Indenture" in the prospectus.

  The Notes will be offered on a continuous basis and will mature on any day nine months or longer from the date of issue, as agreed to by the purchaser and the Company. Each Note will also be due and payable (in whole or in part) on any earlier date on which the principal or an installment of principal of a Note becomes due and payable, whether by a declaration of acceleration, a call for redemption at our option, repayment at the option of a holder or otherwise as agreed to by the purchaser and the Company and specified in the applicable pricing supplement. The date upon which a Note is due and payable, whether the stated maturity or such earlier date, will be referred to as the "Maturity."

  Unless otherwise indicated in the applicable pricing supplement, each Note will bear interest from the date of original issuance (the "Original Issue Date") at a fixed rate (a "Fixed Rate Note"), or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, the Certificate of Deposit ("CD") Rate, the London Interbank Offered Rate ("LIBOR"), the Federal Funds Rate, the Prime Rate, the Treasury Rate, the CMT Rate or the Eleventh District Cost of Funds Rate, or another interest rate basis, plus or minus a Spread (as hereinafter defined) or multiplied by a Spread Multiplier (as hereinafter defined), which will be set forth in that pricing supplement. The Notes may also bear interest at any combination of fixed and floating rates until the principal thereof is paid or made available for payment. See "--Fixed Rates Notes" and "--Floating Rate Notes" below. We may also issue discounted securities (bearing no interest ("Zero-Coupon Notes") or interest at rates that at the time of issuance are below market rates), at a discount from the principal amount payable at its stated maturity (including other Notes that for United States federal income tax purposes would be considered to have original issue discount, "OID Notes"). Zero-Coupon Notes will provide that upon redemption or acceleration of the maturity thereof an amount that is less than the stated principal amounts shall become due and payable.

  If the Notes are to be denominated in a foreign currency, then certain provisions with respect thereto will be set forth in a foreign currency supplement and the applicable pricing supplement.

  Unless otherwise specified in the applicable pricing supplement, if the principal of any OID Note is declared to be due and payable immediately as described in the accompanying prospectus under "Description of Senior Debt Securities and Senior Subordinated Debt Securities--Subordination of Senior Subordinated Debt Securities," the amount of principal due and payable with respect to such Note shall be its Amortized Face Amount (as hereinafter defined). See "Optional Redemption and Optional Repayment" below.

  Interest, if any, will be payable as specified in this prospectus supplement. Interest payable and punctually paid or duly provided for on any date on which interest is payable (an "Interest Payment Date") and on the stated maturity date (or New Maturity Date or Extended Maturity Date, each as hereinafter defined) or upon earlier redemption or repayment (such stated maturity date, New Maturity Date, Extended Maturity Date or date of redemption or repayment, as the case may be, being collectively hereinafter referred to as the "Maturity Date"), or on a later date on which payment may be made hereunder in respect of such Interest Payment Date, will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date (as hereinafter defined) next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date (as set forth in the applicable pricing supplement) between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on an Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date; provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

  We will make payments of principal, premium, if any, and interest with respect to the Notes in United States dollars unless otherwise stated in the applicable prospectus supplement. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000.

  Upon issuance, all Notes having the same issue price, Original Issue Date, Maturity Date, interest rate, redemption and repayment provisions, if any, and Interest Payment Dates will be represented by one global Note, which will be registered in the name of a nominee of The Depository Trust Company, as Depositary under the Indentures ("DTC"). See "Book-Entry Issuance" in the prospectus for more information. Beneficial interests in the Notes will be reflected in the records of DTC; transfers of interest in the Notes can only be effected through these records. We will only issue paper certificates for the Notes in limited circumstances, which include DTC ceasing to be registered under the Securities Exchange Act of 1934.

  We will pay any administrative costs incurred by banks in connection with transmitting payments of principal, interest or premium by wire transfer. However, any tax, assessment or governmental charge imposed upon payments will be borne by owners of beneficial interests in Notes.

  All references herein to "registered holders" or "holders" will be to DTC or its nominee and not to owners of beneficial interests in Notes, except as otherwise provided. See "Book-Entry Issuance" in the prospectus.

Paying Agent, Registrar and Transfer Agent

  The initial Paying Agent, Registrar and Transfer Agent for the Notes is the Bank, acting through its principal corporate trust offices in the City of New York. We may vary or terminate the appointment of the Paying Agent, Registrar and Transfer Agent and appoint additional Paying Agents, Registrars and Transfer Agents or approve any change in the office through which the Paying Agent, Registrar or Transfer Agent acts, provided that, so long as any Notes remain outstanding, there will at all times be a Paying Agent in the City of New York and we will maintain in the City of New York one or more offices or agencies where Notes may be presented for registration of transfer and exchange.

Optional Redemption and Optional Repayment

  The Notes will be redeemable at our option prior to stated maturity only if a "Redemption Commencement Date" and an "Initial Redemption Percentage" are specified in the applicable pricing supplement. If so specified, the Notes will be subject to redemption at our option on any date and after the applicable Redemption Commencement Date in whole or from time to time in increments of $1,000 or such other minimum denominations specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at the applicable Redemption Price (as defined below), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the holders thereof not less than 30 nor more than 60 calendar days prior to the date of redemption and in accordance with the provisions of the Indentures. "Redemption Price" with respect to a Note means an amount equal to the Initial Redemption Percentage specified in the applicable pricing supplement (as adjusted by the "Annual Redemption Percentage Reduction," if applicable, specified in the applicable pricing supplement) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Redemption Commencement Date by an amount equal to the Annual Redemption Percentage Reduction (if any) specified in the applicable pricing supplement, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. If any Note is redeemed in part, a new Note of like tenor for the unredeemed portion and otherwise having the same terms as the partially redeemed Note will be issued in the name of the holder upon presentation and surrender of the partially redeemed Note.

  We will repay the Notes at the option of the holders thereof prior to their stated maturity only if one or more "Optional Repayment Dates" are specified in the applicable pricing supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination as is specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the Optional Repayment Date. For any Note to be repaid, such Note must be received, together with the notice of election form duly completed, by the Paying Agent at its office maintained for such purpose in the Borough of Manhattan in the City of New York, or in such other location as the Company selects in conformity with the Indentures, not less than 30 nor more than 60 calendar days prior to the date of repayment. If any Note is repaid in part, a new Note of like tenor for the unpaid portion and otherwise having the same terms as the partially repaid Note will be issued in the name of the holder upon presentation and surrender of the partially repaid Note.

  Only DTC may exercise a repayment option in respect of the global Note representing Notes issued in book-entry form. Accordingly, beneficial owners of Notes that desire to exercise their repayment option, if any, with respect to all or any portion of the such Note represented by the global Note, must instruct the participant through which they own their interest to direct DTC to exercise the repayment option on their behalf by delivering the global Note and duly completed election form to the applicable Trustee as aforesaid. In order to ensure that the global Note and election form are received by the applicable Trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before such participant's deadline for accepting instructions for that day. Participants may have different deadlines for accepting instructions from their customers. Accordingly, a beneficial owner should consult the participant through which it owns its interest in the global Note for the participant's deadline for receiving payment instructions. In addition, at the time such instructions are given, each such beneficial owner will cause such participant to transfer such beneficial owner's interest in the global Note or securities representing Notes issued in book-entry form, on DTC's records, to the applicable Trustee.

  If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, and any other securities laws or regulations, in connection with any such repayment.

  We may at any time purchase Notes at any price or prices in the open market or otherwise. If we decide to purchase the Notes, they may be held or resold or, at our discretion, may be surrendered to the applicable Trustee for cancellation.

  Notwithstanding anything in this prospectus supplement to the contrary, the amount payable on an OID Note in the event of redemption or repayment prior to the stated maturity date shall be the Amortized Face Amount of such OID Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an OID Note will be the amount equal to (i) the issue price set forth in the applicable pricing supplement plus (ii) that portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, as calculated by the Calculation Agent (as hereinafter defined), but in no event shall the Amortized Face Amount of an OID Note exceed its principal amount.

Fixed Rate Notes

  Unless otherwise specified in the applicable pricing supplement, interest on the Fixed Rate Notes will be payable on each Interest Payment Date therefor, which will be the 15th day of each month during the term of the Notes, and on the Maturity Date with respect to the principal then maturing. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

  Unless otherwise specified in the applicable pricing supplement, the "Regular Record Date" for any Fixed Rate Note will be the first day of each month or if Interest Payment Dates are other than the 15th of the month, the calendar day fifteen days preceding each Interest Payment Date whether or not such day is a Business Day (as hereinafter defined). If any Interest Payment Date or the Maturity Date on a Fixed Rate Note falls on a day that is not a Business Day, the applicable payments may be made on the next Business Day. In such case, no interest will accrue on the amount so payable for such period of delay.

  "Business Day" means, with respect to Notes denominated in U.S. dollars, any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close and, with respect to LIBOR Notes, is also a London Banking Day. As used herein, a "London Banking Day" is a day on which dealings in the applicable LIBOR currency are transacted in the London interbank market. For Notes having a specified currency other than U.S. dollars (other than Notes denominated in Euros), "Business Day" means any day that, in the Principal Financial Center (as defined below under heading "--Floating Rate Notes--LIBOR Notes") of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close. For Notes denominated in Euros, "Business Day" means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System is open.

Floating Rate Notes

  Each Floating Rate Note will bear interest at a rate determined by reference to one or more interest rate bases (each a "Base Rate"), which may be adjusted by a Spread or Spread Multiplier (as described below). The applicable pricing supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note:

 .  the Commercial Paper Rate (a "Commercial Paper Rate Note")

 .  the CD Rate (a "CD Rate Note")

 .  LIBOR (a "LIBOR Note")

 .  the Federal Funds Rate (a "Federal Funds Rate Note")

 .  the Prime Rate (a "Prime Rate Note")

 .  the Treasury Rate (a "Treasury Rate Note")

 .  the CMT Rate (a "CMT Rate Note")

 .  the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds
   Rate Note")

 . such other Base Rate or Rates as may be set forth in the applicable pricing supplement

   The interest rate with respect to each Base Rate will be determined in accordance with the applicable provisions below.

 . Unless otherwise stated, a Floating Rate Note will be designated as a "Regular Floating Rate Note." Except as set forth below or in the applicable pricing supplement, such Regular Floating Rate Note will bear interest at the rate determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date (as hereinafter defined), the interest rate for a Regular Floating Rate Note will be reset as of each Interest Reset Date. However, for the period of time from the date of issue of a Regular Floating Rate Note until the initial Interest Reset Date, the interest rate on such Note will be the "Initial Interest Rate" specified in the applicable pricing supplement.

 . If the Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable pricing supplement, the interest rate will be determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, or (b) multiplied by the applicable Spread Multiplier, if any. The interest rate for a Floating Rate/Fixed Rate Note will be reset as of each Interest Reset Date. However, from the Original Issue Date of such Floating Rate/Fixed Rate Note until the initial Interest Reset Date, the interest rate on such Note will be the "Initial Interest Rate" specified in the applicable pricing supplement. The interest rate for the period of time between and including the "Fixed Rate Commencement Date" specified in the applicable pricing supplement and the stated maturity will be the "Fixed Interest Rate" specified in the applicable pricing supplement, unless no such rate is so specified, in which case the interest rate in effect on the date immediately preceding the Fixed Rate Commencement Date.

 . If the Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable pricing supplement, the interest rate on the Inverse Floating Rate Note will be the Fixed Interest Rate minus the rate determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, or (b) multiplied by the applicable Spread Multiplier, if any. Unless stated otherwise in the applicable pricing supplement, the interest rate on the Inverse Floating Rate Note will not be less than zero. The interest rate on such Inverse Floating Rate Note will be reset as of each Interest Reset Date. However, from the Original Issue Date of such Inverse Floating Rate Note until the Interest Reset Date, the interest rate on such Note will be the "Initial Interest Rate" specified in the applicable pricing supplement.

  The "Spread" is the number of basis points (100 basis points equal one percentage point) to be added to or subtracted from the related Base Rate or Rates applicable to such Floating Rate Note. The

"Spread Multiplier" is the percentage of the related Base Rate or Rates applicable to such Floating Rate Note by which such Base Rate or Rates will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Base Rate or Rates will be calculated. We may change the Spread, the Spread Multiplier, the Index Maturity and other variable terms of the Floating Rate Notes from time to time, but, except as described below under "--Extendible Notes," no such change will affect any Floating Rate Note previously issued or any Floating Rate Note as to which an offer to purchase has been accepted by the Company.

  The applicable pricing supplement will specify for each Floating Rate Note the following terms:

 .  whether such Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed
   Rate Note" or an "Inverse Floating Rate Note";

 .  the Fixed Rate Commencement Date, if any; the Fixed Interest Rate, if any;
   the Original Issue Date; the Base Rate or Rates; the Initial Interest Rate; the Interest Payment Period (as hereinafter defined); the Interest Reset Date; the Interest Reset Period (as hereinafter defined); the Interest Payment Dates, the Index Maturity, the Maturity Date, the Maximum Interest Rate or the Minimum Interest Rate (each as hereinafter defined), if any; the Spread or the Spread Multiplier, if any; the Renewal Date (as hereinafter defined), if any; if such note is a Renewable Note or an Extendible Note (each as hereinafter defined), the initial maturity date and the Final Maturity Date (as hereinafter defined); the Redemption Commencement Date, if any; the Initial Redemption Percentage, if any; the Annual Redemption Percentage Reduction, if any; defeasance provisions, if any; and Optional Repayment Dates, if any; and

 . if one or more of the applicable Base Rates is LIBOR or the CMT Rate, the designated LIBOR Page or the Designated CMT Maturity Index and the Designated CMT Telerate Page, respectively, will be specified.

  Unless otherwise specified in the applicable pricing supplement, the "Regular Record Date" for Floating Rate Notes with respect to any Interest Payment Date will be the fifteenth calendar day, whether or not a Business Day, prior to such Interest Payment Date.

  Maximum and Minimum Interest Rates. The applicable pricing supplement applicable to a Floating Rate Note may provide that such Note has either or both of (a) a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period (a "Maximum Interest Rate") and (b) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period (a "Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest (for any loan in the amount of $250,000 or more) is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

  Interest Reset Dates. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (each, an "Interest Reset Period" and the first day of such Interest Reset Period, an "Interest Reset Date" ), as specified in the applicable pricing supplement. The Interest Reset Dates will be as follows:

             Type of Floating Rate Note                 Interest Reset Date
             --------------------------                 -------------------
     Notes that reset daily                           Each Business Day

     Notes (other than Treasury Notes)                Wednesday of each week
     that reset weekly

     Treasury Notes that reset weekly                 Tuesday of each week

     Notes that reset monthly                         The third Wednesday of each month



       Type of Floating Rate Note                           Interest Determination Date
       --------------------------                           ---------------------------

     Notes that reset quarterly                       The third Wednesday of March, June, September and
                                                      December of each year

     Notes that reset semi-annually                   The third Wednesday of each of two months of each
                                                      year specified in the applicable pricing supplement

     Notes that reset annually                        The third Wednesday of one month each year specified
                                                      in the applicable pricing supplement

  The rate of interest on a Floating Rate/Fixed Rate Note will not reset after the Fixed Rate Commencement Date. An Interest Reset Date that does not fall on a Business Day will be postponed to the next Business Day. In the case of a LIBOR Note, however, if such succeeding Business Day falls in the next calendar month, the Interest Reset Date will be the preceding Business Day.

  Interest Determination Dates. The Interest Determination Date for Floating Rate Notes pertaining to an Interest Reset Date will be as follows:

    Type of Floating Rate Note                           Interest Determination Date
    --------------------------                           ---------------------------
CD Rate Note                                          Second Business Day preceding such Interest
                                                      Reset Date
Commercial Paper Rate Note                            Second Business Day preceding such Interest
                                                      Reset Date
Federal Funds Rate Note                               Second Business Day preceding such Interest
                                                      Reset Date
Prime Rate Note                                       Second Business Day preceding such Interest
                                                      Reset Date
CMT Rate Note                                         Second Business Day preceding such Interest
                                                      Reset Date
LIBOR Note                                            Second London Banking Day preceding such Interest
                                                      Reset Date

Eleventh District Cost of Funds Rate Note             Last Business Day of the month immediately preceding such
                                                      Interest Reset Date in which the Federal Home Loan Bank
                                                      ("FHLB") of San Francisco publishes the Index (as
                                                      hereinafter defined)

Treasury Rate Note                                    Day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned by the U.
                                                      S. Department of Treasury, as described below

Note with two or more Base Rates                      Second Business Day next preceding such Interest Reset Date

  Treasury bills are generally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction day may be held on the preceding Friday. If, as a result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date for the Treasury Rate Note pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date with respect to a Treasury Rate Note shall fall on any Interest Reset Date, then such Interest Reset Date shall instead be the Business Day next succeeding such auction date.

  Interest Payment Dates. Except as provided below or in the applicable pricing supplement, interest on each Floating Rate Note will be payable on each Interest Payment Date, which will be monthly, quarterly, semiannually or annually (each, an "Interest Payment Period"), and at Maturity with respect to the principal then maturing, as follows:

              Type of Floating Rate Note                       Interest Payment Date
              ---------------------------                      ---------------------
     Notes with a monthly Interest Payment Period        The third Wednesday of each month

     Notes with a quarterly Interest Payment Period      The third Wednesday of March, June, September and
                                                         December

     Notes with a semi-annual Interest Payment Period    The third Wednesday of each of the two months of each
                                                         year specified in the applicable pricing supplement

     Notes with an annual Interest Payment Period        The third Wednesday of one month each year specified
                                                         in the applicable pricing supplement

     All Notes                                           At Maturity with respect to the principal then maturing

  If any Interest Payment Date, other than the Maturity Date, of a Floating Rate Note falls on a day that is not a Business Day, the applicable payments may be made on the next Business Day. In such case, no interest will accrue on the amount so payable for such period of delay. In the case of a LIBOR Note, however, if such next succeeding Business Day falls in the next calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal (and premium, if any) or interest may be made on the next succeeding Business Day. In such case, no interest will accrue on the amount so payable for such period of delay.

  The amount of the interest payments on the Floating Rate Notes will equal the amount of interest accrued from and including the preceding Interest Payment Date, excluding, however, the next succeeding Interest Payment Date or Maturity Date. However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, unless otherwise specified in the applicable pricing supplement, the amount of the interest payments will equal the amount of interest accrued from but excluding the Regular Record Date through which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment due on the Maturity Date will include interest accrued to but excluding such date.

  Floating Rate Determinations and Calculations. Except as otherwise provided herein, all percentages resulting from any calculation on any Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point (with five one-millionths of a percentage point being rounded up, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on any Floating Rate Notes will be rounded to the nearest cent (with one half cent being rounded up).

  Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day in the applicable Interest Rate Period. The interest factor (expressed as a decimal) for each such day is computed by dividing the interest rate (expressed as a decimal) applicable to such date by (i) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, and
(ii) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only the lowest, highest or average of the applicable Base Rate applied, as specified in the applicable pricing supplement.

  We will appoint an agent to calculate interest rates on Floating Rate Notes (the "Calculation Agent"). The Bank will serve as this agent unless otherwise specified in the applicable pricing supplement. Upon the request of the beneficial holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error. The "Calculation Date" pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day and (ii) the Business Day next preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

  The Calculation Agent shall determine each Base Rate in accordance with the following provisions.

  Commercial Paper Rate Notes. Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to an Interest Determination Date relating to a Commercial Paper Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in by the Federal Reserve Board in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the caption "Commercial Paper--Non-Financial." If such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable pricing supplement as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in such Composite Quotations, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in the City of New York (which may include the Calculation Agent or its affiliates) selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent by a nationally recognized securities rating agency. However, if such dealers are not so quoting such rates, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate then in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" will be a yield calculated in accordance with the following formula:


                                                  D x 360 x 100
              Money Market Yield     =     ------------------------
                                                  360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CD Rate Notes. Unless otherwise specified in the applicable pricing supplement, "CD Rate" means, with respect to an Interest Determination Date relating to a CD Rate Note (the "CD Rate Interest Determination Date"), the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement, as such rate is published in H.15(519) under the heading "CDs (Secondary Market)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable pricing supplement, as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S.

Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit in denominations of $5,000,000 of major United States money center banks with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement. However, if such dealers are not so quoting such rates, the CD Rate for such CD Rate Interest Determination Date will be the CD Rate then in effect on such CD Rate Interest Determination Date.

  LIBOR Notes. Unless otherwise specified in the applicable pricing supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

 .  With respect to an Interest Determination Date relating to a LIBOR Note (a
   "LIBOR Interest Determination Date"), LIBOR will be "LIBOR Telerate" unless "LIBOR Reuters" is specified in the applicable pricing supplement. "LIBOR Telerate" is the rate for deposits in the LIBOR Currency (as defined below) having the Index Maturity designated in the applicable pricing supplement that appears on the Designated LIBOR Page (as defined below) specified in the applicable pricing supplement as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. "LIBOR Reuters" is that rate which is the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the LIBOR Currency having the Index Maturity designated in the applicable pricing supplement that appear on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If LIBOR cannot be determined under this paragraph, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in the paragraph below.

 .  With respect to a LIBOR Interest Determination Date on which the applicable
   LIBOR rate cannot be determined under the paragraph above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity designated in the applicable pricing supplement to prime banks in the London interbank market commencing on the applicable Interest Reset Date at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable pricing supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable pricing supplement commencing on the applicable Interest Reset Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

  "LIBOR Currency" means the currency (including composite currencies) specified in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable pricing supplement, the LIBOR Currency shall be U.S. dollars.

  "Designated LIBOR Page" means either (a) if "LIBOR Telerate" is designated in the applicable pricing supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency or (b) if "LIBOR Reuters" is designated in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency. If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable pricing supplement, LIBOR for the applicable LIBOR Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the LIBOR Currency, Page 3750) had been specified.

  "Principal Financial Center" will generally be the capital city of the country of the specified LIBOR Currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Italian lire and Swiss francs, the Principal Financial Center shall be the City of New York, Sydney, Toronto, Frankfurt, Milan and Zurich, respectively.

  Federal Funds Rate Notes. Unless otherwise specified in the applicable pricing supplement, "Federal Funds Rate" means, with respect to an Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date, such rate is not yet published in Composite Quotations, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds as of 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date quoted by each of three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent. However, if fewer than three such brokers are so quoting such rates, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.

  Prime Rate Notes. Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to an Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in the City of New York as selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen US PRIME l, the Prime Rate will be determined by the Calculation Agent as of the close of business on the Prime Rate Interest Determination Date, on the basis of the prime rates, as of the close of business on the Prime Rate Interest Determination Date, furnished in the City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent. However, if the banks so selected are not quoting prime rates, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate Notes. Unless otherwise specified in the applicable pricing supplement, "Treasury Rate" means, with respect to an Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate for the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "U.S. Government Securities--Treasury bills-auction average (investment)." If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date as otherwise announced by the United States Department of the Treasury. If such rate is not published or reported by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate for such Treasury Rate Interest Determination Date will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement. However, if such dealers are not so quoting such rates, the Treasury Rate for such Treasury Rate Interest Determination Date will be the Treasury Rate then in effect on such Treasury Date Interest Determination Date.

  CMT Rate Notes. Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to an Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the designated CMT Telerate Page under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, as specified in the applicable pricing supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CMT Rate Interest Determination Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Referenced Dealer") in the City of New York selected by the Calculation Agent (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct, non-callable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Referenced Dealers in the City of New York (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Referenced Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate then in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturity as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury Securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be two years.

  Eleventh District Cost of Funds Rate. Unless otherwise specified in the applicable pricing supplement, "Eleventh District Cost of Funds Rate" means, with respect to an Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "Eleventh District" on Telerate page 7058 as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate then in effect on such Eleventh District Cost of Funds Rate Interest Determination Date. "Telerate Page 7058" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service for the purpose of displaying the Eleventh District Cost of Funds Rate) for the purpose of displaying the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

Renewable Notes

  We may from time to time offer Notes that will mature on an Interest Payment Date as specified in the applicable pricing supplement unless the maturity of all (or, if so indicated in such pricing supplement, a portion of) the principal amount of such Note is renewed in accordance with the procedures described below (a "Renewable Note"). Renewable Notes will be issued in book-entry form only. If we issue any such Renewable Note, the following procedures will apply, unless otherwise specified in the applicable pricing supplement.

  On the dates specified in the applicable pricing supplement (each such date, a "Renewal Date"), the maturity of such Renewable Note will be automatically extended to the next maturity date (each, a "New

Maturity Date") specified in that pricing supplement. However, the holder of a Renewable Note may elect to terminate this automatic maturity renewal by delivering a notice to such effect to the applicable Trustee (or a duly appointed Paying Agent) not less than 15 nor more than 30 days prior to the Renewal Date. If specified in the applicable pricing supplement, a holder of a Renewable Note may elect to terminate this automatic extension with respect to less than the entire principal amount of such Renewable Note. If the applicable pricing supplement allows for a partial termination, then such termination can only occur in such a principal amount, or integral multiple in excess thereof, as is specified in that pricing supplement. Notwithstanding the foregoing, the maturity of any Renewable Note may not be extended beyond the final maturity date (the "Final Maturity Date") specified in the applicable pricing supplement. If a holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of a Renewable Note, then such portion will become due and payable on the stated maturity date or New Maturity Date then in effect with respect to such Note, as the case may be. An election to terminate the automatic extension of the maturity of a Renewable Note is irrevocable and binding on each holder of the Note. The renewal of the maturity of a Renewable Note will not affect the interest rate applicable to such Renewable Note.

  Because Renewable Notes will be issued in book-entry form only, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC participant or indirect participant that holds its interest in such Note to notify DTC of its desire to terminate the automatic extension of such Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC participant or indirect participant through which it holds an interest in a Note to ascertain the cut-off time for receipt of such an instruction.

Extendible Notes

  The Company may from time to time offer Notes and retain the option of extending the stated maturity date (an "Extendible Note"). The extension period can be for one or more whole year periods (each an "Extension Period") but the extension period may not extend beyond the Final Maturity Date stated in the applicable pricing supplement. If the Company issues any such Extendible Notes, the following procedures will apply, unless otherwise specified in the applicable pricing supplement.

  To exercise the option to extend the maturity date, we must notify the applicable Trustee (or any duly appointed Paying Agent) at least 45 but not more than 60 days prior to the stated maturity date originally in effect with respect to such Note or, if the stated maturity date of such Note has already been extended, prior to the stated maturity date then in effect (an "Extended Maturity Date"). Then, at least 40 days prior to the initial maturity date or an Extended Maturity Date (each a "Maturity Date") the applicable Trustee (or any duly appointed Paying Agent) will mail to the registered holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class mail, postage prepaid. The Extension Notice will state the following:

 .  our election to extend the maturity of such Note;

 .  the Extended Maturity Date;

 . in the case of a Fixed Rate Note, the new interest rate applicable to such Extension Period and in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to such Extension Period;and

 .  the provisions, if any, for redemption during such Extension Period.

   The maturity date on such Note will be extended upon the mailing of the Extension Notice by the applicable Trustee (or any duly appointed Paying Agent).

  Notwithstanding the foregoing, no later than 20 days before the Maturity Date for an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), we may choose to revoke the interest rate (for a Fixed Rate Note) or the Spread/Spread Multiplier (for a Floating Rate
Note) stated in the Extension Notice and establish a higher interest rate or Spread/Spread Multiplier for the

Extension Period. We will notify the applicable Trustee by mail of such higher interest rate or Spread/Spread Multiplier. Then notice of the higher interest rate or Spread/Spread Multiplier will be mailed to the holder of such Note by first class mail, postage pre-paid. This notice is irrevocable.

  If we elect to extend the maturity of an Extendible Note, the holder may choose to have the Note repaid on the Maturity Date then in effect. The holder will receive repayment at a price equal to the principal amount of the Note plus any accrued and unpaid interest on the Note. If the holder of the Extendible Note elects to have the Note repaid, then such holder must send notice to us at least 15 days (but no more than 30 days) before the Maturity Date then in effect. We must receive this notice and:

 . the Note with the completed "Option to Elect Repayment" form on the back of the Note; or

 . a telegram, telefax, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States stating:

   .  the name of the holder of the Note

   .  the principal amount of the Note

   .  the principal amount of the Note to be repaid

   .  the certificate number or a description of the tenor and terms of the Note

   .  a statement that the option to elect repayment is being exercised and

   . a guarantee that the Note to be repaid, together with a completed "Option to Elect Repayment" form will be received by the applicable Trustee no later than the 5th Business Day after the date of such telegram, telefax, facsimile transmission.

  This telegram, telefax, facsimile transmission or letter will only be effective if the Note and "Option to Elect Repayment" form are received by the applicable Trustee by the 5th Business Day. The holder of an Extendible Note may elect to have less than the aggregate principal amount of the Note repaid so long as the principal amount of the Note remaining outstanding is an authorized denomination.

  Because Extendible Notes will be issued in book-entry form only, DTC or its nominee will be the holder of such Note. Therefore, only DTC or its nominee will be entitled to exercise this right of repayment. A beneficial owner of an Extendible Note must instruct the broker or other participant in DTC through which it holds an interest in the Note to notify DTC of any interest in repaying the Note. Different participants have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time for such an instruction to be timely.

Amortizing Notes

  We may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such Amortizing Notes.

Other Provisions; Addendum

  Any provisions with respect to the Notes, including, but not limited to, the specification and determination of the Base Rate or Rates, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates or any other matter relating to the Notes, may be modified or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face of such Note and described in the applicable pricing supplement.

                                 GOVERNING LAW

  The Indentures and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

           CERTAIN UNITED STATES FEDERAL INCOME TAXATION CONSEQUENCES

  Following is a discussion of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of Notes. This discussion is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. This discussion deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers except where otherwise specifically noted. If you are considering purchasing Notes you should consult your own tax advisor concerning the application of the United States federal tax laws to you in light of your particular situation, as well as any consequences to you of purchasing, owning and disposing of Notes under the laws of any other taxing jurisdiction.

  For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a Note that is, for United States federal income tax purposes:

 .  a citizen or resident of the United States,

 . a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

 . a trust subject to the control of one or more United States persons and the primary supervision of a court in the United States,

 . an estate the income of which is subject to United States federal income taxation regardless of its source,

 . any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business, or

 .  in certain cases, a former citizen of the United States.
   The term "non-U.S. holder" means a beneficial owner of a Note that is not a U.S. holder.

U.S. Holders

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time they are accrued or received, in accordance with the U.S. holder's regular method of tax accounting.

  Original Issue Discount. Following is a general discussion of the United States federal income tax consequences to U.S. holders of the purchase, ownership and disposition of Notes issued with original issue discount, or "OID." Notes issued with OID are referred to in this discussion as "OID Notes."

  For United States federal income tax purposes, a Note is an OID Note if its "stated redemption price at maturity" exceeds its "issue price" by more than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to its maturity. A Note's "stated redemption price at maturity" is the sum of all payments on the Note other than payments of "qualified stated interest." "Qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate, provided that the rate appropriately takes into account the length of intervals between payments, or at certain variable rates of interest or certain combinations. The "issue price" of each Note in an issuance of Notes is the first price at which a substantial amount of the Notes in that issuance has been sold, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers.

  A U.S. holder of an OID Note that matures more than one year from the date of issuance must include OID in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of the receipt of cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of OID included in income by a U.S. holder is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year (or portion of the taxable year) on which the U.S. holder held the Note. The "daily portion" of OID on an OID Note is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that "accrual period." An "accrual period" may be of any length and accrual periods may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or final day of an accrual period. The amount of OID allocable to each accrual period is generally equal to the difference between:

 . the product of the OID Note's "adjusted issue price" at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

 . the amount of any qualified stated interest payments allocable to such accrual period.

  The "adjusted issue price" of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of OID allocable to all prior accrual periods, minus the amount of any prior payments on the OID Note other than payments of qualified stated interest. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

  A U.S. holder that purchases an OID Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the OID Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID that the U.S. holder must include in its gross income with respect to the OID Note for any taxable year, or the portion of any taxable year during which the U.S. holder holds the OID Note, will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Floating rate Notes are subject to special rules. Under those rules, a Floating Rate Note will qualify as a "variable rate debt instrument" if its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount, and it provides for stated interest, paid or compounded at least annually, at current values of:

 .  one or more "qualified floating rates,"

 .  a single fixed rate and one or more qualified floating rates,

 .  a single "objective rate," or

 . a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

  A "qualified floating" rate is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than
0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under applicable Treasury regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the regulations unless the cap or floor is fixed throughout the term of the Note.

  An "objective rate" is a rate that is not itself a qualified floating rate but is determined using a single fixed formula and is based upon objective financial or economic information outside of the issuer's control. These would include, for example,

 .  one or more qualified floating rates,

 . one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Floating Rate Note is denominated,

 . either the yield or changes in the price or one or more items of actively traded personal property other than stock or debt of the issuer or a related party, or

 .  a combination of objective rates.

  Applicable Treasury regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term.

  A "qualified inverse floating rate" is any objective rate where the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

  The regulations also provide than if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate, and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term qualifies as a "variable rate debt instrument" under applicable Treasury regulations, then any stated interest on the Note that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term, and that qualifies as a "variable rate debt instrument" under the regulations, will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to,

 . in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or

 . in the case of an objective rate other than a qualified inverse floating rate, a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

  In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Floating Rate Note. Applicable regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate, other than a qualified inverse floating rate, provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate or a qualified inverse floating rate, as the case may be. Under those circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. After converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument under the rules described above, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument. A U.S. holder of the Floating Rate Note will account for the OID and qualified stated interest as if the U.S. holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that these amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

  If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the regulations, then it will be treated as a "contingent payment debt instrument." The regulations contain special rules for determining the timing and amount of OID to be accrued in respect of contingent payment debt instruments. Under applicable Treasury regulations, a U.S. holder generally is required to take contingent interest payments into income on a yield to maturity basis in accordance with a schedule of projected payments provided by the issuer and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Additional disclosure will be provided for in the applicable pricing supplement in connection with any offering of Notes that are contingent payment debt instruments. You should consult your own tax advisor regarding the consequences of acquiring, owning and disposing of a contingent payment debt instrument.

  In certain cases, we may have the option to redeem Notes prior to their stated maturity or holders may have the option to require us to repay Notes prior to their stated maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. If you intend to purchase Notes with such features, you should consult your own tax advisor, since the OID consequences will depend, in part, on the particular terms and features of the purchased Notes.

  Election to Treat All Interest as OID. Subject to certain limitations, a U.S. holder may elect to include in income all interest on a Note using under a constant yield method. For this purpose, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and other unstated interest, as adjusted by any amortizable bond premium or acquisition premium. This election is made for the taxable year in which the U.S. holder acquired the Note, and may not be revoked without the consent of the IRS. U.S. holders should consult their tax advisors concerning the propriety and consequences of this election.

  Short-Term Notes. Notes that have a fixed maturity of one year or less - "short-term notes" -will be treated as having been issued with OID. Absent an election, however, an individual or other cash method U.S. holder of a short-term note generally is not required to accrue OID. If the election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the accrued OID, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is recognized. U.S. holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, including banks and dealers in securities, are required to accrue OID on a short-term note on a straight-line basis or, if they so elect, under a constant yield method.

  Market Discount. If a U.S. holder purchases a Note, other than an OID Note, for an amount that is less than its stated redemption price at maturity or, in the case of an OID Note, for an amount that is less than its adjusted issue price as of the purchase date, the U.S. holder will be treated as having purchased the Note at a "market discount," unless the market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. holder will be required to treat any partial principal payment (or, in the case of an OID Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of:

 .  the amount of the payment or the realized gain, or

 . the market discount that has not previously been included in income and is treated as having accrued on the Note at the time of the payment or disposition.

  Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. holder elects to accrue market discount on under a constant yield method.

  A U.S. holder may be required to defer the education of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues, either ratably or under a constant yield method, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Currently included market discount generally is treated as ordinary interest for United States federal income tax purposes. The election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

  Amortizable Bond Premium. A U.S. holder that purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Note with "amortizable bond premium" equal to the excess. A U.S. holder may elect to amortize this premium under a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be redeemed at a price that is greater than its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (excluding amounts representing accrued and unpaid interest, which are treated as ordinary income) and the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note generally will equal the U.S. holder's initial investment in the Note increased by any OID included in income (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and decreased by the amount of any payments received, other than qualified stated interest payments, and amortizable bond premium taken with respect to such Note. Gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year.

  Foreign Currency Denominated Notes. The tax treatment of Notes the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the Notes. The tax considerations relevant to such Notes will be described in an applicable pricing supplement, and each prospective purchaser should consult its tax advisor about such matters.

Non-U.S. Holders

  A non-U.S. holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including OID, if any) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater stockholder of the company, a controlled foreign corporation related to the company or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. holder - the "withholding agent" - must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that:

 .  is signed by the beneficial owner of the Note under penalties of perjury,

 .  certifies that such owner is not a U.S. holder, and

 .  provides the name and address of the beneficial owner.

  The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. In addition, the Treasury Department recently issued regulations regarding the withholding rules discussed above. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of Notes held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a non-U.S. holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules.

  Generally, a non-U.S. holder will not be subject to United States federal income or withholding taxes on any amount that constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder. Certain other exceptions may be applicable, and a non-U.S. holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. holder unless the individual is a direct or indirect 10% or greater stockholder of the company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Notes to beneficial owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the beneficial owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. holder must be reported to the IRS unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. holders who are not exempt recipients.

  Under current Treasury regulations, payment on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under applicable Treasury regulations, backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  Holders should consult their tax advisors regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner generally would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                   PLAN OF DISTRIBUTION OF MEDIUM-TERM NOTES

  The Notes are being offered on a continuous basis for sale by us through Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Salomon Smith Barney Inc. and BNY Capital Markets, Inc. (the "Agents"). BNY Capital Markets, Inc. is an indirect subsidiary of ours. If we agree, an Agent will be allowed to use its best efforts, on an agency basis, to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement. We will pay the Agents a commission that, depending on the maturity of the Notes, will range from .125% to 3.00% of the principal amount of any Note sold through the Agents. Commissions and discounts for Notes with maturities in excess of 30 years will be negotiated between the applicable Agent and us at the time of such sale. We may also sell Notes directly to investors and other purchasers on our own behalf in those jurisdictions where we are authorized to do so.

  An Agent may resell the Notes it has purchased from us as principal to other dealers for resale to investors less a concession equal to all or any portion of the discount it received in connection with such purchase. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), concession and discount may be changed.

  We reserve the right to withdraw, cancel or modify any offer to sell Notes without notice and may reject orders in whole or in part (whether placed directly with us or through the Agents). Each Agent will have the right, in its discretion, reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

  Unless otherwise provided in the applicable pricing supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the City of New York on the date of settlement.

  Each Agent, whether acting as agent or principal, may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Agents may be required to make in respect thereof. The Agents may engage in transactions with, or perform services for, us in the ordinary course of business.

  No Note will have an established trading market when it is issued. The Notes will not be listed on any securities exchange. Each of the Agents may from time to time purchase and sell Notes in the secondary market, but no Agent is obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making at any time.

  In addition to Notes being offered through the Agents as described in this prospectus supplement, other series of notes (including other series of Medium-Term Notes) that may have terms identical or similar to the terms of the Notes may be concurrently offered by us on a continuous basis both inside and outside the United States pursuant to one or more separate distribution agreements with the Agents or other agents. Pursuant to these agreements, each agent may also purchase notes as principal for their own account or for resale, and we may make direct sales of notes on our own behalf. Any notes offered and sold according to the previous sentence in excess of certain amounts will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this prospectus supplement and the accompanying prospectus.

  BNY Capital Markets, Inc., one of the Agents, is an affiliate of ours. Accordingly, offerings of the Notes in which BNY Capital Markets, Inc. participates will conform with the requirements set forth in Rule 2720 of the NASD's Conduct Rules.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratios of earnings to fixed charges for the six-months ended June 30, 1999 and June 30, 1998 were 5.68 and 4.87, respectively, excluding interest on deposits, and 2.23 and 2.05, respectively, including interest on deposits. For the Company's ratios of earnings to fixed charges for each of the five years ended December 31, 1998, see "Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividend Requirements" in the prospectus.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated in the prospectus by reference. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                LEGAL OPINIONS

  The validity of the Notes is being passed upon for us by Paul A. Immerman, Esq., Senior Counsel to us, and on behalf of the Agents by Winthrop, Stimson, Putnam & Roberts, New York, New York. Mr. Immerman owns shares of our Common Stock (par value $7.50 per share).